EXHIBIT 12.1
First BanCorp
Computation of Ratio of Earnings to Fixed Charges

Quarter Ended
March 31, 2010
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(100,137)
Plus:
Fixed Charges (excluding capitalized interest)	104,113

Total Earnings	$3,976

Fixed Charges:
Interest expensed and capitalized	$103,125
Amortized premiums, discounts, and capitalized expenses related to indebtedness	11
An estimate of the interest component within rental expense	977

Total Fixed Charges	$104,113

Ratio of Earnings to Fixed Charges	(A )

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(100,137)
Plus:
Fixed Charges (excluding capitalized interest)	38,148

Total Losses	$(61,989)

Fixed Charges:
Interest expensed and capitalized	$37,160
Amortized premiums, discounts, and capitalized expenses related to indebtedness	11
An estimate of the interest component within rental expense	977

Total Fixed Charges	$38,148

Ratio of Earnings to Fixed Charges	(A )

(A)	For March 31, 2010, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $100.1 million to achieve a ratio of 1:1 for the first quarter of 2010.